Exhibit 11.1

GIGAMEDIA LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

Third Amendment on March 18, 2013

Second Amendment on April 30, 2010

First Amendment on December 19, 2005

Adopted as of April 21, 2004

1

Dear Colleagues:

The good name and reputation of GigaMedia Limited (the “Company”) are a result of the dedication and hard work of all of us. Together, we are responsible for preserving and enhancing this reputation, a task that is fundamental to our continued well-being. Our goal is not just to comply with the laws and regulations that apply to our business; we also strive to abide by the highest principles of business conduct and ethics.

We set forth in the succeeding pages the Company’s Code of Business Conduct and Ethics (the “Code”). The purpose of the Code is to reinforce and enhance the Company’s commitment to an ethical way of doing business. The contents of the Code are not new, however. The policies set forth here are part of the Company’s long-standing tradition of high ethical standards.

All employees, consultants, officers and directors are expected to comply with the policies set forth in this Code. As a Singapore company, it goes without saying that we must comply with Singapore law. In addition, you must abide by applicable law in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Code, you should consult with the General Counsel to determine the appropriate course of action.

Read the Code carefully and make sure that you understand it and the consequences of non-compliance. If you have any questions, speak to your supervisor, supervisor of the Legal Division or any of the other resources identified in this booklet. The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

We at the Company are committed to providing the best and most competitive products and services to our customers and clients. Adherence to the policies set forth in the Code will help us achieve this goal.

Sincerely,

Chairman

i

IMPLEMENTATION OF THE CODE	14
Seeking Guidance	14
Reporting Violations	15
Investigations of Suspected Violations	15
Reports Regarding Accounting Issues	15
Treatment of Complaints and Retention of Records Regarding Accounting Issues	15
Discipline for Violations	16
A Framework for Approaching Questions and Problems	16
Waivers of the Code	16
No Rights Created	16

ii

PUTTING THE CODE OF BUSINESS CONDUCT AND ETHICS TO WORK

About the Code of Business Conduct and Ethics

We at the Company are committed to the highest standards of business conduct in our relationships with each other and with our customers and clients, suppliers, shareholders and others. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business ethics. The Company’s Code of Business Conduct and Ethics helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business.

Our business depends on the reputation of the Company and its employees for integrity and principled business conduct. Thus, in many instances, the policies referenced in this Code go beyond the requirements of the law.

The Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment. As employees of the Company, we are employed at-will except when we are covered by an express, written employment agreement. This means that you may choose to resign your employment at any time, for any reason or for no reason at all. The Company may choose to terminate your employment at any time, for any reason permitted under the laws in the country where you are employed.

Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages. If you have questions, ask them; if you have ethical concerns, raise them. Supervisor of the Legal Division, who is responsible for overseeing and monitoring compliance with this Code, and the other company resources set forth in this Code are available to answer your questions and provide guidance and for you to report suspected misconduct. Our conduct should reflect the Company’s values, demonstrate ethical leadership, and promote a work environment that upholds the Company’s reputation for integrity, ethical conduct and trust.

RESPONSIBILITY TO OUR ORGANIZATION

We are all expected to dedicate our best efforts to advancing the Company’s interests and to make decisions that affect the Company using objective and independent standards.

Conflicts of Interest

A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. A conflict situation can arise when you take actions or have interests that make it difficult for you to perform your company work objectively and effectively. Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships, including full disclosure of such conflicts. Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

Improper Personal Benefits from the Company

Conflicts of interest arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations. The Company will not make any personal loans to, nor guarantee the personal obligations of, directors and executive officers.

Financial Interests in Other Businesses

You may not own an interest in a company that competes with the Company. You may not own an interest in a company that does business with the Company (such as a Company customer or supplier) without the prior written approval of the supervisor of the Legal Division. Executive officers and members of the Board must obtain the written approval of the Audit Committee of the Board of Directors before making any such investment. However, it is not typically considered a conflict of interest (and therefore, prior approval is not required) to make investments of no more than one percent (1%) of the outstanding equity securities of competitors, customers or suppliers that are public companies (in other words, companies with stock listed on a national or international securities exchange), so long as the interest is not so significant that it would affect your decisions on behalf of the Company.

Business Arrangements with the Company

Without prior written approval from the supervisor of the Legal Division you may not participate in a joint venture, partnership or other business arrangement with the Company. Executive officers and members of the Board must obtain the prior written approval of the chairman of the Audit Committee of the Board of Directors and otherwise be in compliance with the Company’s memorandum and articles of association before participating in such an arrangement.

Outside Employment or Activities with a Competitor

Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor’s interests. You may not market products or services in competition with the Company’s current or potential business activities. It is your responsibility to consult with the supervisor of the Legal Division to determine whether a planned activity will compete with any of the Company’s business activities before you pursue the activity in question.

Outside Employment with a Customer or Supplier

Without prior written approval from the supervisor of the Legal Division, you may not be a customer or client or be employed by, serve as a director of, or represent a customer of the Company. Similarly, without prior written approval from the supervisor of the Legal Division, you may not be a supplier or be employed by, serve as a director of, or represent a supplier to the Company. Executive officers and members of the Board must obtain the prior written approval of the Chairman of the Audit Committee of the Board of Directors and otherwise be in compliance with the Company’s memorandum and articles of association before participating in such an arrangement.

Non-Competition

You may not participate, invest, license, employ or being employed, or corporate with any company or entity engaged in a line of business which may be competitive with the business of the Company within three months after termination of your employment of the Company, except the local law or the contract stated otherwise. The Company may take legal actions against you in the event of the mentioned is being violated.

Non-Solicitation

You may not, during your employment or within twelve months after termination of the employment, directly or indirectly, solicit, entice, or attempt to approach, solicit or entice any of the other employees of the Company or its affiliates to terminate the employment.

Corporate Opportunities

We each owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. If you learn of a business or investment opportunity through the use of corporate property or information or your position at the Company, such as from a competitor or actual or potential customer, supplier or business associate of the Company, you may not participate in the opportunity or make the investment without the prior written approval of the supervisor of the Legal Division. Such an opportunity should be considered an investment opportunity for the Company in the first instance. You may not use corporate property or information or your position at the Company for improper personal gain, and you may not compete with the Company.

Charitable, Government and Other Outside Activities

The Company encourages all employees to participate in projects and causes that further the welfare of our local communities. However, you must obtain the prior written approval of the supervisor of the Legal Division before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity or before running for election or seeking appointment to any government-related position. Executive officers and members of the Board must obtain the prior written approval of the Audit Committee of the Board of Directors.

Family Members Working in the Industry

You may find yourself in a situation where your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a familial relationship is a competitor, supplier or customer of the Company or is employed by one. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest. You must disclose any such situation to the supervisor of the Legal Division to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to the Company’s interests is sufficiently remote that the supervisor of the Legal Division may only remind you to guard against inadvertently disclosing the Company’s confidential information and not to be involved in decisions on behalf of the Company that involve the other company.

Protection and Proper Use of Company Assets

We each have a duty to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. We should take measures to prevent damage to and theft or misuse of Company property. Any suspected incidents of fraud or theft should be immediately reported to our Administration Department for investigation.

When you leave the Company, all Company property must be returned to the Company. Except as specifically authorized by the Company, Company assets, including Company time, equipment, materials, resources and proprietary information, must be used for legitimate business purposes only, though incidental personal use (such as, for example, of Company electronic mail and telephones) may be permitted. However, you should be aware that even personal messages on the Company’s computer and telephone systems are Company property, and you should therefore have no expectation of personal privacy in connection with your use of these resources.

Company Books and Records

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission, any regulatory authority in Singapore, including but not limited to the Singapore Registry of Companies and Businesses and in all other public communications made by the Company. You must complete all Company documents accurately, truthfully, and in a timely manner, including all travel and expense reports. When using business expense accounts, you must document and record all information accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the appropriate financial officer.

When applicable, documents must be properly authorized. You must record the Company’s financial activities in compliance with all applicable laws and accounting practices and the Company’s system of internal controls. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies to e-mail, internal memos, formal reports and all other business communications.

Record Retention

In the course of its business, the Company produces and receives large numbers of records. Numerous laws require the retention of certain Company records for various periods of time. The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records. Under no circumstances are Company records to be destroyed selectively or to be maintained outside Company premises or designated storage facilities.

If you learn of a subpoena or a pending or contemplated litigation or government investigation, you should immediately contact the supervisor of the Legal Division. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the supervisor of the Legal Division as to how to proceed. You must not destroy any such records in your possession or control. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. If you have any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and ask the supervisor of the Legal Division for advice.

Confidential Information

All employees may learn, to a greater or lesser degree, facts about the Company’s business, plans, operations or “secrets of success” that are not known to the general public or to competitors. The advantages we derive from information we consider proprietary or sensitive is critical to the success of the Company. Sensitive information such as customer data, the terms offered or prices charged to particular customers, marketing or strategic plans or design, product specifications and production processes and techniques are examples of the Company’s confidential information or trade secrets. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. During the course of performing your responsibilities, you may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies, such as our customers, which the Company may be under an obligation to maintain as confidential.

You must maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is authorized or legally mandated. Employees who possess or have access to confidential information or trade secrets must:

•	Not use the information for their own benefit or the benefit of persons inside or outside the Company.

•	Carefully guard against disclosure of that information to people outside the Company. For example, you should not discuss such matters with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators or restaurants.

•	Not disclose confidential information to another Company employee unless the employee needs the information to carry out business responsibilities.

Confidentiality Agreements are commonly used when the Company needs to disclose confidential information to suppliers, consultants, joint venture participants, or others. A Confidentiality Agreement puts the person receiving confidential information on notice that he or she must maintain the secrecy of such information. If, in doing business with persons not employed by the Company, you foresee that you may need to disclose confidential information, you should call the supervisor of the Legal Division and discuss the utility of entering into a Confidentiality Agreement.

Your obligation to treat information as confidential does not end when you leave the Company. Upon the termination of your employment, you must return everything that belongs to the Company, including all documents and other materials containing Company and customer confidential information. You must not disclose confidential information to a new employer or to others after ceasing to be a Company employee.

You may not disclose your previous employer’s confidential information to the Company. Of course, you may use general skills and knowledge acquired during your previous employment.

Insider Trading

You are prohibited by Company policy and the law from buying or selling securities of the Company at a time when in possession of “material non-public information.” This conduct is known as “insider trading.” Passing such information on to someone who may buy or sell securities – known as “tipping” – is also illegal. The prohibition applies to Company securities and to securities of other companies if you learn material non-public information about other companies, such as the Company’s customers, in the course of your duties for the Company.

Information is “material” if (a) there is a substantial likelihood that a reasonable investor would find the information “important” in determining whether to trade in a security; (b) the information would, or would be likely to, influence persons who commonly invest in securities in deciding whether or not to subscribe for, buy or sell securities; or (c) the information, if made public, likely would affect the market price of a company’s securities. Examples of types of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments, and important regulatory, judicial or legislative actions. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures.

Do not disclose material non-public information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out the Company’s business. If you leave the Company, you must maintain the confidentiality of such information until it has been adequately disclosed to the public by the Company.

For additional information on trading in the Company’s securities you should contact the supervisor of the Legal Division.

Trademarks, Copyrights and Other Intellectual Property

Trademarks

Our logos and the name GigaMedia Limited are examples of Company trademarks. You must always properly use our trademarks and advise your supervisor or the supervisor of the Legal Division of infringements by others. Similarly, the trademarks of third parties must be used properly.

Copyright Compliance

Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of the Company’s policies to make unauthorized copies of or derivative works based upon copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

The Company licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make, acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should be directed to the supervisor of the Legal Division.

Intellectual Property Rights of Others

It is Company policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another company, including any such uses on the Company’s websites, you must do so properly and in accordance with applicable law.

Computer and Communication Resources

The Company’s computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to you and the Company. It is extremely important that you take all necessary measures to secure your computer and any computer or voicemail passwords. All sensitive, confidential or restricted electronic information must be password protected, and, if sent across the Internet, must be protected by Company-approved encryption software. If you have any reason to believe that your password or the security of a Company computer or communication resource has in any manner been compromised, you must change your password immediately and report the incident to the Information System Department or the Administration Department.

When you are using Company resources to send e-mail, voicemail or to access Internet services, you are acting as a representative of the Company. Any improper use of these resources may reflect poorly on the Company, damage its reputation, and expose you and the Company to legal liability.

All the computing resources used to provide computing and network connections throughout the organization are the property of the Company and are intended for use by the Company employees to conduct the Company’s business. To the extent permitted by applicable law, all e-mail, voicemail and personal files stored on Company computers are Company property. You should therefore have no expectation of personal privacy in connection with these resources. The Company may, from time to time and at its sole discretion, review any files stored or transmitted on its computer and communication resources, including e-mail messages, for compliance with Company policy. Incidental and occasional personal use of electronic mail and telephones is permitted, but such use should be minimized and the length of the messages should be kept as short as possible, as these messages cost the Company in both productive time and money. As stated previously, even personal messages on the Company’s e-mail and voicemail systems are Company property.

You should not use Company resources in a way that may be disruptive or offensive to others or unlawful. At all times when sending e-mail or transmitting any other message or file, you should not transmit comments, language, images or other files that you would be embarrassed to have read by any person. Remember that your “private” e-mail messages are easily forwarded to a wide audience. In addition, do not use these resources in a wasteful manner. Unnecessarily transmitting messages and other files wastes not only computer resources, but also the time and effort of each employee having to sort and read through his or her own e-mail.

Use of computer and communication resources must be consistent with all other Company policies, including those relating to harassment, privacy, copyright, trademark, trade secret and other intellectual property considerations.

Responding to Inquiries from the Press and Others

Company employees who are not official Company spokespersons may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a Company representative or about Company business unless specifically authorized to do so. Requests for financial or other information about the Company from the media, the press, the financial community, shareholders or the public should be referred to the Investor Relations Department. Requests for information from regulators or the government should also be referred to the supervisor of the Legal Division. You should then report any such contact to one of them.

FAIR DEALING

The Company depends on its reputation for quality, service and integrity. The way we deal with our customers, competitors and suppliers molds our reputation, builds long-term trust and ultimately determines our success. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Antitrust Laws

While the Company competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with the letter and spirit of applicable antitrust and competition laws. While it is impossible to describe antitrust and competition laws fully in any code of business conduct, this Code will give you an overview of the types of conduct that are particularly likely to raise antitrust concerns.

Conspiracies and Collaborations Among Competitors

One of the primary goals of the antitrust laws is to promote and preserve each competitor’s independence when making decisions on price, output, and other competitively sensitive factors. Some of the most serious antitrust offenses are agreements between competitors that limit independent judgment and restrain trade, such as agreements to fix prices, restrict output or control the quality of products, or to divide a market for customers, territories, products or purchases. You should not agree with any competitor on any of these topics, as these agreements are virtually always unlawful.

Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can — and do — infer agreements based on “loose talk,” informal discussions, or the mere exchange between competitors of information from which pricing or other collusion could result. Any communication with a competitor’s representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. You should take care to avoid involving yourself in situations from which an unlawful agreement could be inferred.

By bringing competitors together, trade associations and standard-setting organizations can raise antitrust concerns, even though such groups serve many legitimate goals. The exchange of sensitive information with competitors regarding topics such as prices, profit margins, output levels, or billing or advertising practices can potentially violate antitrust and competition laws, as can creating a standard with the purpose and effect of harming competition. You must notify the Legal Department before joining any trade associations or standard-setting organizations. Further, if you are attending a meeting at which potentially competitively sensitive topics are discussed without oversight by an antitrust lawyer, you should object, leave the meeting, and notify the Legal Department immediately.

Joint ventures with competitors are not illegal under applicable antitrust and competition laws. However, like trade associations, joint ventures present potential antitrust concerns. The Legal Department should therefore be consulted before negotiating or entering into such a venture.

Distribution Issues

Relationships with customers and suppliers can also be subject to a number of antitrust prohibitions if these relationships harm competition. For example, it can be illegal for a company to affect competition by agreeing with a supplier to limit that supplier’s sales to any of the company’s competitors. Collective refusals to deal with a competitor, supplier or customer may be unlawful as well. While a company generally is allowed to decide independently that it does not wish to buy from or sell to a particular person, when such a decision is reached jointly with others, it may be unlawful, regardless of whether it seems commercially reasonable. Finally, it is always unlawful to restrict a customer’s re-selling activity through minimum resale price maintenance (for example, by prohibiting discounts).

Other activities that can raise antitrust concerns are:

•	discriminating in terms and services offered to customers where a company treats one customer or group of customers differently than another;

•	exclusive dealing agreements where a company requires a customer to buy from or a supplier to sell to only that company;

•	tying arrangements where a customer or supplier is required, as a condition of purchasing one product, to also purchase a second, distinct product;

•	“bundled discounts,” in which discount or rebate programs link the level of discounts available on one product to purchases of separate but related products (for example, pencils linked to other office supplies); and

•	“predatory pricing,” where a company offers a discount that results in the sales price of a product being below the product’s cost (the definition of cost varies depending on the court), with the intention of sustaining that price long enough to drive competitors out of the market.

Because these activities are prohibited under many circumstances, you should consult the supervisor of the Legal Division before implementing any of them.

Penalties

Failure to comply with antitrust laws in the relevant jurisdictions could result in jail terms for individuals and large criminal fines and other monetary penalties for both the Company and individuals. In addition, private parties may bring civil suits in the relevant jurisdictions to recover three times their actual damages, plus attorney’s fees and court costs.

The antitrust laws are extremely complex. Because antitrust lawsuits can be very costly, even when a company has not violated the antitrust laws and is cleared in the end, it is important to consult with the Legal Department before engaging in any conduct that even appears to create the basis for an allegation of wrongdoing. It is far easier to structure your conduct to avoid erroneous impressions than to have to explain your conduct in the future when an antitrust investigation or action is in progress. For that reason, when in doubt, consult the Legal Department with your concerns.

Gathering Information About the Company’s Competitors

It is entirely proper for us to gather information about our marketplace, including information about our competitors and their products and services. However, there are limits to the ways that information should be acquired and used, especially information about competitors. In gathering competitive information, you should abide by the following guidelines:

•	We may gather information about our competitors from sources such as published articles, advertisements, brochures, other non-proprietary materials, surveys by consultants and conversations with our customers, as long as those conversations are not likely to suggest that we are attempting to (a) conspire with our competitors, using the customer as a messenger, or (b) gather information in breach of a customer’s nondisclosure agreement with a competitor or through other wrongful means. You should be able to identify the source of any information about competitors.

•	We must never attempt to acquire a competitor’s trade secrets or other proprietary information through unlawful means, such as theft, spying, bribery or breach of a competitor’s nondisclosure agreement.

•	If there is any indication that information that you obtain was not lawfully received by the party in possession, you should refuse to accept it. If you receive any competitive information anonymously or that is marked confidential, you should not review it and should contact the supervisor of the Legal Division immediately.

The improper gathering or use of competitive information could subject you and the Company to criminal and civil liability. When in doubt as to whether a source of information is proper, you should contact the supervisor of the Legal Division.

RESPONSIBILITY TO OUR PEOPLE

Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. All employees want and deserve a work place where they are respected and appreciated. Everyone who works for the Company must contribute to the creation and maintenance of such an environment, and supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.

Privacy

We respect the privacy and dignity of all individuals. The Company collects and maintains personal information that relates to your employment, including medical and benefit information. Special care is taken to limit access to personal information to Company personnel with a need to know such information for a legitimate purpose. Employees and officers who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of any applicable law or in violation of the Company’s policies.

Employees should not search for or retrieve items from another employee’s workspace without prior approval of that employee or management. Similarly, you should not use communication or information systems to obtain access to information directed to or created by others without the prior approval of management, unless such access is part of your job function and responsibilities at the Company.

Personal items, messages, or information that you consider to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas, or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

Equal Employment Opportunity and Non-discrimination

The diversity of the Company’s employees is a tremendous asset. The Company is an equal opportunity employer in hiring and promoting practices, benefits and wages. We will not tolerate discrimination against any person on the basis of race, religion, color, gender, age, marital status, national origin, sexual orientation, citizenship, disabled veteran status or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment.

You must treat all Company people, customers and clients, suppliers and others with respect and dignity.

Sexual and Other Forms of Harassment

Company policy strictly prohibits any form of harassment in the workplace, including sexual harassment. The Company will take prompt and appropriate action to prevent and, where necessary, discipline behavior that violates this policy.

Sexual harassment consists of unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when:

•	submission to such conduct is made a term or condition of employment;

•	submission to or rejection of such conduct is used as a basis for employment decisions; or

•	such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, offensive or hostile work environment.

Forms of sexual harassment include, but are not limited to, the following:

•	verbal harassment, such as unwelcome comments, jokes, or slurs of a sexual nature;

•	physical harassment, such as unnecessary or offensive touching, or impeding or blocking movement; and

•	visual harassment, such as derogatory or offensive posters, cards, cartoons, graffiti, drawings or gestures.

Other Forms of Harassment

Harassment on the basis of other characteristics is also strictly prohibited. Under this policy, harassment is verbal or physical conduct that degrades or shows hostility or hatred toward an individual because of his or her race, color, national origin, citizenship, religion, sexual orientation, marital status, age, mental or physical handicap or disability, veteran status or any other characteristic protected by law, which

•	has the purpose or effect of creating an intimidating, hostile, or offensive work environment;

•	has the purpose or effect of unreasonably interfering with an individual’s work performance; or

•	otherwise adversely affects an individual’s employment.

Harassing conduct includes, but is not limited to, the following: epithets; slurs; negative stereotyping; threatening, intimidating or hostile acts; and written or graphic material that ridicules or shows hostility or aversion to an individual or group and that is posted on Company premises or circulated in the workplace.

Reporting Responsibilities and Procedures

If you believe that you have been subjected to harassment of any kind, you should promptly report the incident to your supervisor, the harasser’s supervisor, or the supervisor of Human Resources Department. If you feel comfortable doing so, you may also wish to confront the offender and state that the conduct is unacceptable and must stop. Complaints of harassment, abuse or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent possible. The Company will not in any way retaliate against any employee for making a good faith complaint or report of harassment or participating in the investigation of such a complaint or report.

The Company encourages the prompt reporting of all incidents of harassment, regardless of who the offender may be, or the offender’s relationship to the Company. This procedure should also be followed if you believe that a non-employee with whom you are required or expected to work has engaged in prohibited conduct. Supervisors must promptly report all complaints of harassment to the supervisor of Human Resources Department.

Any employee who is found to be responsible for harassment, or for retaliating against any individual for reporting a claim of harassment or cooperating in an investigation, will be subject to disciplinary action, up to and including discharge.

Remember that, regardless of legal definitions, the Company expects employees to interact with each other in a professional and respectful manner.

Safety in the Workplace

Safety and security are of primary importance. You are responsible for maintaining our facilities free from recognized hazards and obeying all Company safety rules. Working conditions should be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices.

Weapons and Workplace Violence

No employee may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not employees are licensed to carry such weapons. Similarly, the Company will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to your supervisor and the Director of the Administration Department immediately. Threats or assaults that require immediate attention should be reported to the police.

Drugs and Alcohol

The Company intends to maintain a drug-free work environment. Except at approved Company functions, you may not use, possess or be under the influence of alcohol on Company premises.

You cannot use, sell, attempt to use or sell, purchase, possess or be under the influence of any illegal drug on Company premises or while performing Company business on or off the premises.

INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government in all countries have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. You are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the supervisor of the Legal Division.

Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the supervisor of the Legal Division.

Your work time may be considered the equivalent of a contribution by the Company. Therefore, unless required by applicable law, you will not be paid by the Company for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. Nor will the Company compensate or reimburse you, in any form, for a political contribution that you intend to make or have made.

You must notify the supervisor of the Legal Division before running for election or seeking appointment to any government-related position. Executive officers and members of the Board of Directors must notify the Chairman of the Audit Committee of the Board before running for election or seeking appointment to any government-related position.

Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

So that the Company may comply with lobbying laws, you must notify the supervisor of the Legal Division before engaging in any activity on behalf of the Company that might be considered “lobbying” as described above.

Bribery of Foreign Officials

Company policy, the U.S. Foreign Corrupt Practices Act (the “FCPA”), and the laws of many other countries (including but not limited to the Prevention of Corruption Act, Chapter 24 of Singapore) prohibit the Company and its officers, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency, or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or any person acting in an official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials.

Payments need not be in cash to be illegal. The FCPA prohibits giving or offering to give “anything of value.” Over the years, many non-cash items have been the basis of bribery prosecutions, including travel expenses, golf outings, automobiles, and loans with favorable interest rates or repayment terms. Indirect payments made through agents, contractors, or other third parties are also prohibited. Employees may not avoid liability by “turning a blind eye” when circumstances indicate a potential violation of the FCPA.

The FCPA does allow for certain permissible payments to foreign officials. Specifically, the law permits “facilitating” payments, which are payments of small value to effect routine government actions such as obtaining permits, licenses, visas, mail, utilities hook-ups and the like. However, determining what is a permissible “facilitating” payment involves difficult legal judgments. Therefore, employees must obtain permission from the supervisor of the Legal Division before making any payment or gift thought to be exempt from the FCPA.

IMPLEMENTATION OF THE CODE

Copies of this Code are available from the supervisor of Human Resources Department or the supervisor of the Legal Division. The Code is available in print to any shareholder who requests it. The Code can also be found on the Company website at http://www.gigamedia.com/code.htm. A statement of compliance with the Code must be signed by all employees, officers, directors and consultants.

Seeking Guidance

This Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the supervisor of the Legal Division or the other resources identified in this Code.

Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Code, or the Company’s related policies, you must immediately report that information to your supervisor, the supervisor of the Legal Division, the Taskforce1, or, in the circumstances described below, the Audit Committee of the Board. No one will be subject to retaliation because of a good faith report of suspected misconduct. If any fraud is involved in the reported violation, supervisors should report to the Taskforce in accordance with the Antifraud Policy2.

Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the greatest extent reasonably possible, given the need to conduct an investigation. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company. You are expected to cooperate in internal investigations of suspected misconduct.

Reports Regarding Accounting Issues

The Company is committed to compliance with applicable securities and other laws, rules, and regulations, accounting standards and internal accounting controls. You are expected to report any complaints or concerns regarding accounting, internal accounting controls and auditing matters (“Accounting Issues”) promptly. Reports may be made in writing to either the Taskforce at antifraud@gigamedia.com.tw, or to the Audit Committee of the Board at audit_committee@gigamedia.com.tw. Reports may be made anonymously. Reports will be treated confidentially to the extent reasonably possible given the need to conduct an investigation. No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Issues.

Treatment of Complaints and Retention of Records Regarding Accounting Issues

Reports of concerns or complaints regarding Accounting Issues will be investigated in accordance with Antifraud Policy. The Taskforce will forward, as appropriate, complaints and concerns regarding Accounting Issues to the Audit Committee, and if appropriate, to the Chief Financial Officer. The Taskforce will retain copies of all reports, investigative reports, summaries of reports and other documents relating to complaints and concerns regarding Accounting Issues in accordance with the Company’s records retention policy.

[1]	The Taskforce hereinafter referred to shall mean the Taskforce organized under the Antifraud Policy of the Company.
[2]	The Antifraud Policy was adopted by the Board of Directors on December 19, 2005. Copies of the Antifraud Policy are available from the Legal Department.

Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable laws and agreements, Company personnel who violate this Code and other Company policies and procedures may be subject to disciplinary actions, up to and including discharge. In addition, disciplinary measures, up to and including discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report and correct them in accordance with Company policies.

A Framework for Approaching Questions and Problems

Everyone must work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since it is impossible to anticipate every situation that will arise, it is important to have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your independent good judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, contact the supervisor of the Legal Division or the Audit Committee by email at audit_committee@gigamedia.com.tw.

Waivers of the Code

Waivers of the Code for directors and executive officers may be made only by the Board of Directors or the Audit Committee of the Board. The Company is required to disclose any such waivers in its U.S. securities filings and interim report on Form 6-K or its next annual report on Form 20-F.

No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, officer, customer, supplier, competitor, shareholder or any other person or entity.

ACKNOWLEDGMENT FORM

I have received and read the Company’s Code of Business Conduct and Ethics (“Code”), and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the Company’s related policies and procedures. I understand that I have an obligation to report to the supervisor of the Legal Division any suspected violations of the Code that I am aware of. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

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